                PRICING SUPPLEMENT NO. H101 DATED APRIL 17, 2000
 (TO PROSPECTUS DATED DECEMBER 1, 1997 AND PROSPECTUS SUPPLEMENT DATED DECEMBER
                                    5, 1997)
                RULE 424(B)(2)               FILE NO. 333-38931

                          $83,000,000 PRINCIPAL AMOUNT

                       SALOMON SMITH BARNEY HOLDINGS INC.
                          MEDIUM-TERM NOTES, SERIES H
                        (REGISTERED NOTES -- FIXED RATE)

 0.25% NOTES EXCHANGEABLE FOR A BASKET OF SELECTED TECHNOLOGY STOCKS, DUE 2005

    The 0.25% Notes Exchangeable for a Basket of Selected Technology Stocks, Due 2005 offered hereby are Medium-Term Notes, Series H of Salomon Smith Barney Holdings Inc., as further described in this Pricing Supplement and in the accompanying Prospectus dated December 1, 1997 and Prospectus Supplement dated December 5, 1997.

    The Notes are exchangeable at your option and are redeemable at our option for baskets of shares comprised of the stocks of seven selected technology companies (Atmel Corp., Broadcom Corp., JDS Uniphase Corp., Level 3 Communications, QUALCOMM Inc., Siebel Systems, Inc. and VERITAS Software Corp.). The number of shares of each of the underlying securities in each basket is linked to a basket composition ratio for each stock that is fixed at the time the Notes are issued and subject to change only in the event of certain extraordinary corporate events affecting the issuer of the relevant underlying security. In certain cases, we may redeem the Notes for an amount payable in cash, rather than delivering shares of the underlying securities.

    The Notes bear interest at the rate of 0.25% per annum, payable on April 18 and October 18 of each year, commencing October 18, 2000. If not previously exchanged by you or called by us, the Notes will mature on April 18, 2005. The Notes are not subject to any sinking fund prior to maturity and are issued in minimum denominations of $1,000 and integral multiples thereof.

    - EXCHANGE RIGHT On any trading day (beginning May 18, 2000), you will have the right to exchange each $1,000 principal amount of Notes you then hold for 7.2464 baskets of shares. The number of shares of each of the underlying securities included in a basket will equal the basket composition ratio of the security on the applicable exchange date.

    - CALL RIGHT Beginning on February 17, 2002, upon not less than 30 nor more than 60 days' notice, we may call the Notes, in whole, and not in part, for mandatory redemption on or after April 18, 2002. Following an exercise of our call right, you will receive for each $1,000 principal amount of
      Notes:

       - 7.2464 baskets of shares, with the number of shares of each of the underlying securities included in each basket being equal to the basket composition ratio of the security on the applicable call date, if the value of 7.2464 baskets on the trading day immediately preceding the notice date is greater than $1,000; or

       - a call price equal to $1,000 in cash, if the value of 7.2464 baskets on the trading day immediately preceding the notice date is less than or equal to $1,000. Your exchange right will cease to be available following any exercise of our call right for the call price.

    Accordingly, the value of the stocks (or cash) that you will receive at maturity or upon an earlier exchange or call for the Notes will not necessarily be greater than (and may, in limited circumstances, be less than) the issue price of your Notes.

     PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE PS-2 FOR A DISCUSSION OF CERTAIN FACTORS THAT PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CAREFULLY CONSIDER.

    For more details on the exchange right, call right, the underlying securities, definitions of certain terms and a discussion of certain United States federal income tax consequences for holders of the Notes, please refer to "Description of the Notes", "The Underlying Issuers" and "Certain United States Federal Income Tax Considerations" in this Pricing Supplement.

    The issuers of the underlying securities are not affiliated with Salomon Smith Barney Holdings, are not involved in this offering of Notes and will have no obligations with respect to the Notes.

    The Notes have been approved for listing on the American Stock Exchange under the symbol "TES.A", subject to official notice of issuance.

                                                            PRICE TO        AGENT'S        PROCEEDS TO SALOMON
                                                           PUBLIC(1)       COMMISSION    SMITH BARNEY HOLDINGS(1)
                                                         --------------    ----------    ------------------------
Per Note...............................................  $     1,000.00      $0.00            $     1,000.00
Total..................................................  $83,000,000.00      $0.00            $83,000,000.00

---------------
(1) Plus accrued interest, if any, from April 18, 2000 to the date of delivery.

    The Notes are being offered through Salomon Smith Barney Inc., as principal.

                              Salomon Smith Barney

                                  RISK FACTORS

     An investment in the Notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the market price of the underlying securities and other events that are difficult to predict and beyond Salomon Smith Barney Holdings' control:

COMPARISON TO OTHER SECURITIES

     The terms of the Notes differ from those of ordinary debt securities in that the Notes are exchangeable at your option and are redeemable at our option for baskets of shares comprised of the stocks of seven selected technology companies. The number of shares of each of the underlying securities in each basket is linked to a basket composition ratio for each stock that is fixed at the time the Notes are issued and subject to change only in the event of certain extraordinary corporate events affecting the issuers of the underlying securities. In certain cases, we may redeem the Notes for an amount payable in cash, rather than delivering shares of the underlying securities.

     No Equity Appreciation if Value of Basket of Underlying Securities Does Not Increase At Least 38% from its Value on April 5, 2000. The opportunity for equity appreciation afforded by an investment in the Notes is less than the opportunity for equity appreciation afforded by an investment in the underlying securities. You will not participate in any equity appreciation unless (1) the Notes are called or exchanged and (2) on the date the exchange is effected (or, if we call the Notes, on the trading day before the date we give notice), the value of the basket of underlying securities exceeds $1,000, which would require an appreciation in the value of the basket of underlying securities at that time of approximately 38% from the value of the basket on April 5, 2000. In addition, even if this condition is met at that time, you will not participate in approximately the first 38% of the appreciation of the value of the basket from April 5, 2000.

     Prices of stocks in the technology sector have been highly volatile in recent weeks and prices of all of the underlying securities have declined significantly in the period between April 5, 2000 and the date of this Pricing Supplement. See "The Underlying Issuers -- Historical Data on the Underlying Securities".

     Return Does Not Reflect Dividends. Your return on the Notes will not reflect the return you would realize if you actually owned the underlying securities and received the dividends paid on those underlying securities because the Notes do not take into consideration the value of the dividends paid on those underlying securities.

     Price of the Underlying Securities May Decline During the Period from the Exercise of Our Call Right to the Date of Redemption. Following any exercise of our call that results in delivery of baskets of underlying shares (rather than a call price) right up to and including the date on which the redemption is effected, you are subject to the risk of a depreciation in the value of the underlying securities, and therefore a reduction in the value of the basket of stocks you would receive upon redemption. Unlike most conventional convertible debt securities, this risk may cause you to receive stocks with a value less than the principal amount of your Notes in certain circumstances. Although you can limit this risk by immediately exercising your exchange right on the date we provide notice of a call, you cannot entirely eliminate this risk with respect to a decline in the value of the basket of underlying securities on the relevant notice date.

     Low Interest Rate; Possible Low Yield. The annual interest rate on the Notes will be only 0.25%. As a result, if the value of the basket of underlying securities over the term of the Notes is less than, equal to or only slightly greater than its value on April 5, 2000 (resulting in your receiving an amount of shares or cash upon exchange or redemption with a value that is equal to or slightly greater than the principal amount of your Notes), the effective yield on your Notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Salomon Smith Barney Holdings.

RELATIONSHIP OF THE NOTES AND THE UNDERLYING SECURITIES

     Prior to receiving shares of the underlying securities following your exchange or our call, you will have no rights against the issuers of the underlying securities even though (1) the value of any basket of shares that you receive upon an exchange or call is dependent on the then-current prices of the underlying securities, and (2) the market value of the Notes is expected to depend primarily on the extent of the appreciation, if any, of the value of the basket of underlying securities above the value of the basket on April 5, 2000. The historical trading prices of the underlying securities included in this Pricing Supplement under "Historical Data on the Underlying Securities" are not an indicator of the future performance of the underlying securities during the term of the Notes. While the trading prices of the underlying securities will affect the trading price of the Notes, it is impossible to predict whether the prices of the underlying securities will rise or fall. The issuers of the underlying securities are not in any way involved in this offering and have no obligations relating to the Notes or to holders of the Notes. In addition, you will only have voting rights with respect to the underlying securities if you receive shares following your exchange or our call.

     There can be no assurance that each of the issuers of the underlying securities will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will distribute any reports, proxy statements and other information required thereby to its shareholders. In the event that any of the issuers of the underlying securities cease to be subject to such reporting requirements and the Notes continue to be outstanding, pricing information for the Notes may be more difficult to obtain and the value and liquidity of the Notes may be adversely affected.

FACTORS AFFECTING TRADING VALUE OF THE NOTES

     We believe that the value of the Notes in the secondary market will be affected by supply and demand for the Notes, the value of the basket of underlying securities and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the Notes of a change in a specific factor, assuming all other conditions remain constant.

     Underlying Securities Prices. The trading price of the Notes at any time may be affected by changes in the prices of the underlying securities. Trading prices of stocks of companies in the technology sector, including those of the underlying securities, have been volatile in recent periods and can be subject to significant risks. Trading prices of the underlying securities will be influenced by the results of operations of the respective issuers and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchanges on which the underlying securities are traded and the market segment of which the issuers are a part. Trading prices of the underlying securities also may be influenced if we, the issuers or any other entity issues securities with terms similar to the Notes or transfers shares of the underlying securities. In addition, the prices of the underlying securities could become more volatile and could be depressed by hedging or arbitrage trading activity that may develop involving the Notes and the underlying securities. You should refer to "Use of Proceeds and Hedging" in this Pricing Supplement and the accompanying Prospectus.

     Call Feature. Our ability to call the Notes prior to their maturity date is likely to limit the secondary market price at which the Notes will trade. We believe that if we did not have the right to call the Notes, the secondary market price of the Notes could be significantly different.

     Interest Rates. We expect that the trading value of the Notes will be affected by changes in interest rates. In general, if U.S. interest rates increase, the trading value of the Notes may be adversely affected, and if U.S. interest rates decrease, the trading value of the Notes may be favorably affected.

     Volatility of the Value of the Basket. Volatility is the term used to describe the size and frequency of market fluctuations. Because the basket is based on a relatively small number of underlying securities, the value of the basket may be subject to greater volatility. If the volatility of the value of the basket increases or decreases, the trading value of the Notes may be adversely affected.

     Time Remaining to Maturity. The Notes may trade at a value above that which would be expected based on the level of interest rates and the prices of the underlying securities. Any such difference will reflect a "time premium" resulting from expectations concerning the prices of the underlying securities during the period prior to the maturity of the Notes. However, as the time remaining to the maturity of the Notes decreases, this time premium may decrease, adversely affecting the trading value of the Notes.

     Dividend Yields. The issuers of the underlying securities have not historically paid dividends. If dividend yields on the underlying securities increase, we expect that the value of the Notes may decrease, since the value of any shares or cash you will receive upon your exchange or our call will not reflect the value of such payments.

     Salomon Smith Barney Holdings' Credit Ratings, Financial Condition and Results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the Notes.

     Economic Conditions and Earnings Performance of Underlying
Issuers. General economic conditions and earnings results of the issuers of the underlying securities and real or anticipated changes in those conditions or results may affect the market value of the Notes.

     We want you to understand that the impact of one of the factors specified above, such as an increase in prices of the underlying securities, may offset some or all of any change in the trading value of the Notes attributable to another factor, such as an increase in interest rates.

     In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in most of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

DILUTION OF THE UNDERLYING SECURITIES

     The basket composition ratio, or relative weight of each underlying security in the basket, and, in certain circumstances, the process of determination of the value of the basket, are subject to adjustment for a number of events arising out of stock splits and combinations, stock dividends, a number of other transactions involving the issuers of the underlying securities, as well as for the liquidation, dissolution or winding up of an issuer. You should refer to the section "Description of the Notes -- Adjustment to Basket Composition Ratios; Reorganization Events" below. The basket composition ratios and the process of determination of the value of the basket will not be adjusted for other events that may adversely affect the price of an underlying security, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the value of any basket of shares you receive upon exchange or redemption to the then-current prices of the underlying securities, these other events may reduce the value of those shares. There can be no assurance that the issuers of the underlying securities will not make offerings of common stock or take such other action in the future, or as to the amount of these offerings, if any.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET

     The Notes have been approved for listing on the American Stock Exchange, subject to official notice of issuance, under the symbol "TES.A". However, it is not possible to predict how the Notes will trade in the secondary market or whether such market will be liquid or illiquid. There is currently no secondary market for the Notes. Accordingly, the liquidity of the Notes may be limited. Salomon Smith Barney Inc. currently intends, but is not obligated, to make a market in the Notes. There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide holders of Notes with liquidity or that it will continue for the life of the Notes.

AFFILIATION OF SALOMON SMITH BARNEY HOLDINGS AND THE CALCULATION AGENT

     Because Salomon Smith Barney Inc., which is acting as the calculation agent for the Notes, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the Notes or whether a market disruption event has occurred. You should refer to "Description of the Notes -- Market Disruption Events" below. Salomon Smith Barney Inc., as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the value of the basket of underlying securities that the calculation agent may be required to make prior to their dissemination. Salomon Smith Barney Inc. is obligated to carry out its duties and functions as the calculation agent in good faith and using its reasonable judgment.

PURCHASES AND SALES BY AFFILIATES OF SALOMON SMITH BARNEY HOLDINGS

     Salomon Smith Barney Holdings, Salomon Smith Barney Inc. and other affiliates of ours may from time to time buy or sell the underlying securities or derivative instruments related to those securities for their own accounts in connection with their normal business practices or in connection with hedging the Salomon Smith Barney Holdings obligations under the Notes. These transactions could affect the price of such stocks. You should refer to "Use of Proceeds and Hedging" in this Pricing Supplement and the accompanying Prospectus.

POTENTIAL FEDERAL INCOME TAX CONSEQUENCES

     Because the Notes will be treated by Salomon Smith Barney Holdings as contingent payment debt obligations of Salomon Smith Barney Holdings, and because by accepting a Note each holder agrees to this treatment of the Notes, United States holders of a Note will be required to include original issue discount for United States federal income tax purposes in gross income on a constant yield basis over the term of the Note. This tax OID will be includible in a United States holder's gross income (as ordinary income) over the term of the Note even though the amount of tax OID included in income in each year will exceed the semi-annual interest payments to be made on the Note prior to maturity or our exercise of our call right or your exercise of your exchange right. The amount of the tax OID is calculated based in part on an assumed amount payable upon exchange or redemption. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a Note or whether we will exercise our call right or you will exercise your exchange right. If the amount we actually pay upon exchange or redemption is, in fact, less than this assumed amount, or if neither Salomon Smith Barney Holdings nor a United States holder exercises, respectively, the call right or the exchange right, then a United States holder will have recognized taxable income in periods prior to exchange, redemption or maturity that exceeds that holder's economic income from holding the Note during such periods (with an offsetting ordinary loss upon exchange or redemption or at maturity). If we exercise our call right, or a United States holder exercises its exchange right or otherwise disposes of the Note prior to maturity, the United States holder will be required to treat any gain recognized upon the disposition of the Note as ordinary income (rather than capital gain). You should refer to "Certain United States Federal Tax Considerations" in this Pricing Supplement and the Prospectus Supplement.

                            DESCRIPTION OF THE NOTES
GENERAL

     The description in this Pricing Supplement of the particular terms of the 0.25% Notes Exchangeable for a Basket of Selected Technology Stocks, Due 2005 offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Registered Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made. See "Definitions" beginning on p. PS-8 for the definition of certain terms used herein. Terms used but not defined herein have the meanings given to them in the Prospectus or the Prospectus Supplement.

EXCHANGE RIGHT

     On any Exchange Date, you will have the right (the "Exchange Right"), by completing the Official Notice of Exchange attached as Exhibit A hereto and delivering that notice to both the Calculation Agent and the Paying Agent for the Notes no later than 11:00 a.m. New York City time on the relevant Exchange Date, to exchange each $1,000 principal amount of Notes you then hold for 7.2464 Baskets of shares of the Underlying Securities, with the number of shares of each of the Underlying Securities included in each basket being equal to the Exchange Amount. We will deliver the Baskets of shares to you three Business Days after the Exchange Date, as long as the Paying Agent has received delivery of the Notes on the Exchange Date.

     The Exchange Right will cease to be available following any exercise of our Call Right that will result in payment to you of the Call Price, as explained more fully below.

     We will not pay accrued and unpaid interest on Notes that you exchange under your Exchange Right. Notwithstanding the foregoing, we will pay you accrued interest up to and including the earlier of the Exchange Date and April 17, 2002, if:

     - you exercise your Exchange Right after we call the Notes for mandatory redemption for Baskets of shares of the Underlying Securities,

     - the Company Notice Date is on or before April 17, 2002, and

     - the Call Date is on or after April 18, 2002.

CALL RIGHT

     Beginning on February 17, 2002, upon not less than 30 nor more than 60 days' notice to holders of the Notes in the manner described below, we may call the Notes (the "Call Right"), in whole, and not in part, for mandatory redemption on or after April 18, 2002. Following an exercise of our Call Right, you will receive for each $1,000 principal amount of Notes:

     - 7.2464 Baskets of shares of the Underlying Securities, with the number of shares of each of the Underlying Securities included in each basket being equal to the Exchange Amount, if Parity on the Trading Day immediately preceding the Company Notice Date, as determined by the Calculation Agent, is greater than the Call Price, or

     - an amount in cash equal to the Call Price, if Parity on the Trading Day immediately preceding the Company Notice Date, as determined by the Calculation Agent, is less than or equal to the Call Price.

     Once we call the Notes, unless you have already exercised your Exchange Right, we will deliver to you Baskets of shares of the Underlying Securities or pay you the Call Price in cash, as the case may be:

     - three Business Days after the Call Date, if we deliver to you Baskets of shares of the Underlying Securities, or

     - on the Call Date specified in the notice of mandatory redemption, if we pay you the Call Price.

     We will not pay accrued but unpaid interest on the Notes if we call them for mandatory redemption for Baskets of the Underlying Securities. We will pay accrued and unpaid interest up to and including the Call Date on the Notes if we call them for mandatory redemption at the Call Price.

     On or after the Company Notice Date, you will continue to be entitled to exercise your Exchange Right, unless we have called the Notes for redemption at the Call Price.

     Notices to holders of the Notes will be published in a leading daily newspaper in The City of New York, which is expected to be The Wall Street Journal. Notwithstanding the foregoing, so long as the Notes are represented by Global Securities and such Notes are held on behalf of the Depositary, any such notice may, at our option in lieu of publication, be given by delivery to the Depositary, in which event such notice shall be deemed to have been given to holders of the Notes on the seventh Trading Day after the day on which such notice is delivered.

DELIVERY OF SHARES

     We may satisfy our obligation to deliver Baskets of shares of the Underlying Securities under the Notes at any time by causing our affiliate, Salomon Smith Barney Inc., to deliver the shares to the Paying Agent through the facilities of DTC; the Paying Agent will in turn be obligated to deliver the shares to holders of the Notes.

     On any date when we are required to deliver Baskets of shares of the Underlying Securities to holders of the Notes, in place of receiving a fraction of a single share of any of the Underlying Securities, holders will instead receive a cash payment equal to the product of the fractional amount of a single share of the Underlying Security and the Closing Price per share of that Underlying Security on the applicable Exchange Date or Call Date, as the case may be. If physical or book-entry delivery of shares of the Underlying Securities cannot be made at any time as when required in accordance with the terms of the Notes, we will pay holders of the Notes an amount in cash equal to the value of the Exchange Amount due at the relevant time.

INTEREST

     The Notes will bear interest at a rate equal to 0.25% per annum, calculated on the basis of 30 over 360. The Interest Payment Dates with respect to the Notes are April 18 and October 18 of each year, commencing October 18, 2000. The record date with respect to any Interest Payment Date will be the date (whether or not a Business Day) immediately preceding such Interest Payment Date.

PAYING AGENT; TRUSTEE; CUSIP NUMBER

     Citibank, N.A. will serve as Paying Agent and Registrar for the Notes and will also hold the Global Security representing the Notes as custodian for DTC. The First National Bank of Chicago, as successor trustee under an indenture dated as of December 1, 1988, as amended or supplemented from time to time, will serve as Trustee for the Notes.

     The CUSIP number for the Notes is 79549B EQ 6.

THE BASKET

     The "Basket" is comprised of the common stocks (together, the "Underlying Securities") of the seven following issuers (together, the "Underlying Issuers") as weighted below based on their Closing Prices on April 5, 2000 (to achieve a Basket value of $100 on that date):

                                                                                              NUMBER OF
                                                                                               SHARES
                                                                                           DELIVERABLE PER
                                                               INITIAL        BASKET           $1,000
                                     UNDERLYING SECURITY      PERCENTAGE    COMPOSITION       PRINCIPAL
UNDERLYING ISSUER                  (TICKER SYMBOL/LISTING)    OF BASKET        RATIO           AMOUNT*
-----------------                  -----------------------    ----------    -----------    ---------------
Atmel Corp.......................       ATML (NASDAQ)          0.142857      0.266090         1.928195
Broadcom Corp. (Class A).........       BRCM (NASDAQ)          0.142857      0.069835         0.506052
JDS Uniphase Corp................       JDSU (NASDAQ)          0.142857      0.129576         0.938960
Level 3 Communications...........       LVLT (NASDAQ)          0.142857      0.150376         1.089685
QUALCOMM Inc.....................       QCOM (NASDAQ)          0.142857      0.101138         0.732886
Siebel Systems, Inc..............       SEBL (NASDAQ)          0.142857      0.135169         0.979489
VERITAS Software Corp............       VRTS (NASDAQ)          0.142857      0.122888         0.890496

---------------
* Computed by multiplying the Basket Composition Ratio by the Exchange Ratio and based on the initial Basket Composition Ratio; the Basket Composition Ratio for each Underlying Security is subject to adjustment.

     The value of the Basket on any Trading Day will equal the sum of the products of each Underlying Security's Closing Price by that Underlying Security's Basket Composition Ratio. The Basket Composition Ratios are subject to adjustment for certain corporate events. See "-- Adjustments to Basket Composition Ratios; Reorganization Events" below.

DEFINITIONS

     "Calculation Agent" means Salomon Smith Barney Inc.

     "Call Date" means the date, from and including April 18, 2002, specified in the notice of mandatory redemption, which must be not less than 30 nor more than 60 days after the Company Notice Date.

     "Call Price" means $1,000 for each $1,000 principal amount of Notes.

     "Closing Price" means, with respect to any security on any date of determination, the closing sale price (or, if no closing price is reported, the last reported sale price) of the security:

     - on the Nasdaq National Market of the Nasdaq Stock Market, Inc. or any successor exchange or securities market on that date, or

     - if the security is not quoted on the Nasdaq National Market on that date, as reported in the composite transactions for the principal United States securities exchange on which the security is listed or quoted, or

     - if the security is not listed or quoted on any such exchange, the last quoted bid price for the security in the over-the-counter market as reported by Nasdaq, the National Quotation Bureau or any similar organization, or

     - if this bid price in unavailable, the market value of the security on that date determined by a nationally recognized independent investment banking firm, which may be the Calculation Agent, retained for this purpose by us.

     "Company Notice Date" means any Trading Day, from and including February 17, 2002, on which we are entitled to give notice to call the Notes for mandatory redemption and on which we issue the notice of mandatory redemption.

     "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

     "Exchange Amount" means (i) a number of shares of each of the Underlying Securities equal to the product of the Exchange Ratio and the Basket Composition Ratio of the relevant Underlying Security on, (x) in the case of your Exchange Right, the applicable Exchange Date or, (y) in the case of our Call Right, the Call Date, in each case as calculated by the Calculation Agent, plus (ii) any cash required to be delivered as a result of the elimination of fractional shares.

     "Exchange Date" means any Trading Day from and including May 18, 2000 through and including the Trading Day prior to the earliest of (1) maturity, (2) the Call Date, and (3) if we call the Notes for cash at the Call Price as described below, the Company Notice Date.

     "Exchange Ratio" means 7.2464.

     "Parity", with respect to any Trading Day, means the Exchange Ratio times the value of the Basket on that Trading Day, as determined by the Calculation Agent.

     A "Trading Day" means a day on which trading is generally conducted in the Nasdaq National Market and on the American Stock Exchange, as determined by the Calculation Agent, and on which a Market Disruption Event has not occurred.

ADJUSTMENTS TO BASKET COMPOSITION RATIOS; REORGANIZATION EVENTS

     The Basket Composition Ratio for each Underlying Security will be subject to adjustment from time to time in certain situations. Any such adjustments could have an impact on the Exchange Amount.

Salomon Smith Barney Inc., as Calculation Agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the Paying Agent and Trustee with notice of any such adjustment.

     If any Underlying Issuer, after the closing date of the offering contemplated hereby,

     (1) pays a stock dividend or makes a distribution with respect to that issuer's Underlying Security in shares of such security,

     (2) subdivides or splits that issuer's outstanding Underlying Securities into a greater number of securities,

     (3) combines that issuer's outstanding Underlying Securities into a smaller number of securities, or

     (4) issues by reclassification of that issuer's Underlying Securities any shares of other common stock of the Underlying Issuer,

then, in each such case, the Underlying Security's Basket Composition Ratio will be multiplied by a dilution adjustment equal to the number of shares of that issuer's Underlying Security, or in the case of a reclassification referred to in (4) above, the number of shares of other common stock of the Underlying Issuer, issued pursuant thereto, or the fraction thereof, that a holder who held one of that issuer's Underlying Security immediately prior to such event would be entitled solely by reason of such event to hold immediately after such event.

     If any Underlying Issuer, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of that issuer's Underlying Securities entitling them to subscribe for or purchase the Underlying Securities at a price less than the Then-Current Market Price of one Underlying Security, other than rights to purchase Underlying Securities pursuant to a plan for the reinvestment of dividends or interest, then, in each such case, the Basket Composition Ratio for that Underlying Security will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of that issuer's Underlying Securities outstanding immediately prior to the time the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional Underlying Securities of that issuer offered for subscription or purchase pursuant to such rights or warrants, and the denominator of which will be the number of that issuer's Underlying Securities outstanding immediately prior to the time the adjustment is effected, plus the number of additional Underlying Securities of that issuer which the aggregate offering price of the total number of that issuer's Underlying Securities so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Then-Current Market Price, which will be determined by multiplying the total number of Underlying Securities so offered for subscription or purchase by the exercise price of such rights or warrants and dividing the product so obtained by such Then-Current Market Price. To the extent that, after the expiration of such rights or warrants, that issuer's Underlying Securities offered thereby have not been delivered, the Basket Composition Ratio for the Underlying Security will be further adjusted to equal the Basket Composition Ratio which would have been in effect had such adjustment for the issuance of such rights or warrants been made upon the basis of delivery of only the number of Underlying Securities actually delivered.

     If any Underlying Issuer, after the closing date, declares or pays a dividend or makes a distribution to all holders of its Underlying Securities, in either case, of evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to above, or issues to all holders of its Underlying Securities rights or warrants to subscribe for or purchase any of its securities other than rights or warrants referred to above, then, in each such case, the Basket Composition Ratio for that issuer's Underlying Security will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the Underlying Security, and the denominator of which will be such Then-Current Market Price less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) as of the time the adjustment is effected of the portion of the assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one Underlying Security.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which this paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Salomon Smith Barney Holdings may, at its option, elect to have the adjustment provided by this paragraph not be made and in lieu of such adjustment, on the maturity date, the holders of the Notes will be entitled to receive an additional amount of cash equal to the product of the number of Notes held by such holder multiplied by the fair market value of such indebtedness, assets, rights or warrants (determined, as of the date such dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) so distributed or issued applicable to one Underlying Security of that issuer.

     If, after the closing date, any Underlying Issuer declares a record date in respect of a distribution of cash, other than any permitted dividends described below, any cash distributed in consideration of fractional shares of that issuer's Underlying Securities and any cash distributed in a Reorganization Event, by dividend or otherwise, to all holders of that issuer's Underlying Securities, or makes an excess purchase payment, then the Basket Composition Ratio for the Underlying Security will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the Underlying Security on such record date, and the denominator of which will be such Then-Current Market Price less the amount of such distribution applicable to one Underlying Security which would not be a permitted dividend, or, in the case of an excess purchase payment, less the aggregate amount of such excess purchase payment for which adjustment is being made at such time divided by the number of Underlying Securities outstanding on such record date.

     For purposes of these adjustments, a permitted dividend is any quarterly cash dividend in respect of an Underlying Security, other than a quarterly cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of such dividend results in an annualized dividend yield on the Underlying Security in excess of 10%. An excess purchase payment is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) of all other consideration paid by the Underlying Issuer with respect to one Underlying Security of that issuer acquired in a tender offer or exchange offer by the Underlying Issuer, over (y) the Then-Current Market Price of the Underlying Security. Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution or excess purchase payment to which this paragraph would otherwise apply, the denominator in the fraction referred to in the formula in the preceding paragraph is less than $1.00 or is a negative number, then Salomon Smith Barney Holdings may, at its option, elect to have the adjustment provided by this paragraph not be made and in lieu of such adjustment, on the maturity date, the holders of the Notes will be entitled to receive an additional amount of cash equal to the product of the number of Notes held by such holder multiplied by the sum of the amount of cash plus the fair market value of such other consideration (determined, as of the date such dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) so distributed or applied to the acquisition of the Underlying Security in such a tender offer or exchange offer applicable to one Underlying Security.

     Each dilution adjustment shall be effected as follows:

     - in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the applicable Underlying Securities entitled to receive such dividend, distribution or issuance or, if the announcement of any such dividend, distribution, or issuance is after such record date, at the time such dividend, distribution or issuance shall be announced by the Underlying Issuer;

     - in the case of any subdivision, split, combination or reclassification, on the effective date of such transaction;

     - in the case of any excess purchase payment for which the Underlying Issuer announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of such announcement; and

     - in the case of any other excess purchase payment on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

     All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment to any Basket Composition Ratio will be required unless such adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Underlying Issuer, or such dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon such cancellation, failure of approval or failure to occur, the Basket Composition Ratio will be further adjusted to the Basket Composition Ratio which would then have been in effect had adjustment for such event not been made. If a Reorganization Event occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Basket Composition Ratio in respect of such events will not be rescinded but will be applied to the new Basket Composition Ratio provided for below.

     "Then-Current Market Price" of any Underlying Security, for the purpose of applying any dilution adjustment, means the Closing Price of one Underlying Security for the trading day immediately prior to the time such adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately prior to the earlier of the time such adjustment is effected and the related ex-date. The "ex-date" with respect to any dividend, distribution or issuance is the first date on which the Underlying Security trades regular way on its principal U.S. market without the right to receive such dividend, distribution or issuance.

     For purposes of this section, "trading day" as to any Underlying Security means a day on which that Underlying Security (A) is not suspended from trading on any national or regional securities exchange, securities market or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary U.S. market for the trading of such security.

     In the event of any of the following "Reorganization Events":

     - any consolidation or merger of an Underlying Issuer, or any surviving entity or subsequent surviving entity of an Underlying Issuer, with or into another entity, other than a merger or consolidation in which the Underlying Issuer is the continuing corporation and in which that issuer's Underlying Securities outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Underlying Issuer or another issuer,

     - any sale, transfer, lease or conveyance to another corporation of the property of an Underlying Issuer or any successor as an entirety or substantially as an entirety,

     - any statutory exchange of securities of an Underlying Issuer or any successor of an Underlying Issuer with another issuer, other than in connection with a merger or acquisition, or

     - any liquidation, dissolution or winding up of an Underlying Issuer or any successor of an Underlying Issuer,

the value of the Basket, upon a call by Salomon Smith Barney Holdings for mandatory redemption for shares of the Underlying Securities in an amount per $1,000 principal amount of Notes equal to the Exchange Amount or upon exchange at the option of the holder, will be calculated with respect to that issuer's Underlying Security by multiplying the Basket Composition Ratio for that Underlying Security by the Transaction Value (rather than the Closing Price of that Underlying Security), provided that for purposes of determining whether Parity on the trading day preceding the Company Notice Date is less than the Call Price, the value of the Basket will be calculated with respect to that issuer's Underlying Security by multiplying the then-existing Basket Composition Ratio for that Underlying Security by the Transaction Value. At such time, no adjustment will be made to the Basket Composition Ratio of the Underlying Securities.

     "Transaction Value" means the sum of:

          1. for any cash received in a Reorganization Event, the amount of cash received per Underlying Security;

          2. for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of such property received per Underlying Security (as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final); and

          3. for any "Marketable Securities" received in a Reorganization Event, an amount equal to the Closing Price per share of such Marketable Securities on the trading day immediately prior to the maturity date or Exchange Date multiplied by the number of such Marketable Securities received per Underlying Security.

     "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market, Inc. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) of the preceding paragraph will be subject to adjustment if any event that would, had it occurred with respect to any Underlying Security or to an Underlying Issuer, have required an adjustment as described above occurs with respect to such Marketable Securities or the issuer thereof between the time of the Reorganization Event and the maturity date. Adjustment for such subsequent events shall be as nearly equivalent as practicable to the adjustments described above.

MARKET DISRUPTION EVENTS

     "Market Disruption Event" means any of the following events, as determined by Salomon Smith Barney Inc., as Calculation Agent.

     (a) The suspension or material limitation of trading in one or more of the Underlying Securities which comprise the Basket, for more than two hours of trading or during the one-half hour period preceding the close of trading on the NYSE, the Nasdaq National Market, any other applicable organized U.S. exchange or the primary international exchange on which a security represented by an Underlying Security is traded. For purposes of this definition, limitations on trading during significant market fluctuations imposed pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, the Securities and Exchange Commission (the "SEC") or any other self regulatory organization or of similar scope as a replacement for Rule 80B, as determined by the Calculation Agent) shall be considered "material".

     (b) The suspension or material limitation, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading (whether by reason of movements in price exceeding levels permitted by the relevant exchange or otherwise) in options contracts related to one or more of the Underlying Securities which are traded on any major U.S. or international exchange.

     (c) The unavailability, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the close of trading, of accurate price, volume or related information in respect of one or more of the Underlying Securities or in respect of options contracts related to one or more of the Underlying Securities, in each case traded on any major U.S. or international exchange.

     For purposes of determining whether a Market Disruption Event has occurred:
(1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to discontinue permanently trading in the relevant options contract will not constitute a Market Disruption Event, (3) any suspension in trading in an options contract on one or more of the Underlying Securities by a major securities market by reason of (x) a price change violating limits set by such securities market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a Market Disruption Event, notwithstanding that such suspension or material limitation is less than two hours, and (4) a "suspension or material limitation" on an exchange or in a market will include a suspension or material limitation of trading by one class of investors provided that such suspension continues for more than two hours of trading or during the last one-half hour period preceding the close of trading on the relevant exchange or market (but will not include limitations imposed on certain types of trading under NYSE Rule 80A or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the SEC of a similar scope or as a replacement for Rule 80A, as determined by the Calculation Agent) and will not include any time when such exchange or market is closed for trading as part of such exchange's or market's regularly scheduled business hours. Under certain circumstances, the duties of Salomon Smith Barney Inc. as the Calculation Agent in determining the existence of Market Disruption Events could conflict with the interests of Salomon Smith Barney Inc. as an affiliate of the issuer of the Notes.

                          USE OF PROCEEDS AND HEDGING

     Before and immediately following the initial offering of the Notes, Salomon Smith Barney Holdings or one or more of its subsidiaries will use a portion of the proceeds from this offering to acquire the Underlying Securities or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Underlying Securities in connection with hedging Salomon Smith Barney Holdings' obligations under the Notes. The balance of the proceeds will be used for general corporate purposes. Please refer to "Use of Proceeds and Hedging -- Use of Proceeds Relating to Index Warrants and Indexed Notes" in the accompanying Prospectus.

                             THE UNDERLYING ISSUERS

     According to publicly available documents:

     - Atmel Corporation is a global semiconductor company that designs, develops, manufactures and sells a wide range of highly integrated semiconductor integrated circuit products. Atmel is incorporated under the laws of the State of Delaware. Atmel is currently subject to the informational reporting requirements of the Exchange Act. Accordingly, Atmel files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 1999), proxy statements and other information with the SEC.

     - Broadcom Corporation is the leading provider of highly integrated silicon solutions that enable broadband digital transmission of voice, video and data to and throughout the home and within the business enterprise. Broadcom is incorporated under the laws of the State of California. Broadcom is currently subject to the informational reporting requirements of the Exchange Act. Accordingly, Broadcom files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 1999), proxy statements and other information with the SEC.

     - JDS Uniphase Corporation is the leading provider of advanced fiber optic components and modules, which are sold to leading telecommunications and cable television system providers worldwide. JDS Uniphase is incorporated under the laws of the State of Delaware. JDS Uniphase is currently subject to the informational reporting requirements of the Exchange Act. Accordingly, JDS Uniphase files reports (including its Annual Report on Form 10-K for the fiscal year ended June 30, 1999 and its Quarterly Reports on Form 10-Q for the quarterly periods ended

       September 30, 1999 and December 31, 1999), proxy statements and other information with the SEC.

     - Level 3 Communications, Inc. and its subsidiaries engage in the communications, information services and coal mining businesses through ownership of operating subsidiaries and substantial equity positions in public companies. Level 3 is incorporated under the laws of the State of Delaware. Level 3 is currently subject to the informational reporting requirements of the Exchange Act. Accordingly, Level 3 files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 1999), proxy statements and other information with the SEC.

     - QUALCOMM Incorporated is a leading provider of digital wireless communications products, technologies and services based on its technology. QUALCOMM is incorporated under the laws of the State of Delaware. QUALCOMM is currently subject to the informational reporting requirements of the Exchange Act. Accordingly, QUALCOMM files reports (including its Annual Report on Form 10-K for the fiscal year ended September 26, 1999 and its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1999), proxy statements and other information with the SEC.

     - Siebel Systems, Inc. is the world's leading provider of eBusiness applications. Siebel Systems is incorporated under the laws of the State of Delaware. Siebel Systems is currently subject to the informational reporting requirements of the Exchange Act. Accordingly, Siebel Systems files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 1999), proxy statements and other information with the SEC.

     - VERITAS Software Corporation is the leading independent supplier of enterprise data storage management solutions, providing advanced storage management software for open system environments. VERITAS is incorporated under the laws of the State of Delaware. VERITAS is currently subject to the informational reporting requirements of the Exchange Act. Accordingly, VERITAS files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999), proxy statements and other information with the SEC.

     Any registration statement, report, proxy statement or other information of the Underlying Issuers filed with the SEC may be inspected and copied at the offices of the SEC at the addresses listed under "Available Information" in the accompanying Prospectus.

     THE UNDERLYING ISSUERS ARE NOT AFFILIATED WITH SALOMON SMITH BARNEY HOLDINGS, WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF THE NOTES AND WILL HAVE NO OBLIGATIONS WITH RESPECT TO THE NOTES. THIS PRICING SUPPLEMENT RELATES ONLY TO THE NOTES OFFERED HEREBY AND DOES NOT RELATE TO THE UNDERLYING ISSUERS OR THE UNDERLYING SECURITIES.

HISTORICAL DATA ON THE UNDERLYING SECURITIES

     Holders of the Notes will not be entitled to any rights with respect to the Underlying Securities (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving shares of the underlying securities as a result of your exchange or our call.

  Atmel

     Atmel's common stock is quoted on the NASDAQ National Market under the symbol "ATML". The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for Atmel's common stock, as reported on the NASDAQ National Market, and adjusted to reflect 2 for 1 splits of the common stock on each of August 9, 1995 and December 20, 1999. Atmel has not declared or paid any dividends on its common stock during the periods indicated.

QUARTER                                                       HIGH    LOW
-------                                                       ----    ---
1995
First.......................................................   10 9/16  7 45/64
Second......................................................   14 1/2  9 3/8
Third.......................................................   18     14 3/32
Fourth......................................................   16 1/4 10 1/8

1996
First.......................................................   16 1/8  9 11/16
Second......................................................   20 17/25 12 11/16
Third.......................................................   16 9/16 12
Fourth......................................................   18 9/16 12 11/16

1997
First.......................................................   23 7/16 11 7/8
Second......................................................   14 13/16 11 1/4
Third.......................................................   19 17/32 13 1/4
Fourth......................................................   18 3/4  9 1/32

1998
First.......................................................   10 1/4  7
Second......................................................   10 1/8  6 3/8
Third.......................................................    7 5/16  3 1/64
Fourth......................................................    8 3/16  3 19/32
1999
First.......................................................    9 13/32  7 1/32
Second......................................................   13 3/32  8 9/16
Third.......................................................   20 15/16 13 3/16
Fourth......................................................   30 3/8 15 3/8

2000
First.......................................................   59 1/2 25 1/16
Second (through April 14, 2000).............................   57 7/8 39 5/8

     The closing price of Atmel's common stock on April 14, 2000 was $39 5/8.

     According to Atmel's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as of March 3, 2000, there were 221,070,889 shares of Atmel common stock outstanding.

  Broadcom

     Broadcom's Class A common stock is quoted on the NASDAQ National Market under the symbol "BRCM". The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for Broadcom's Class A common stock, as reported on the NASDAQ National Market and adjusted to reflect 2 for 1 splits of the Class A common stock on each of February 18, 1999 and

February 14, 2000. Broadcom has not declared or paid any dividends on its Class A common stock during the periods indicated.

QUARTER                                                       HIGH    LOW
-------                                                       ----    ---
1998
Second (from April 17)......................................   18 13/32  12
Third.......................................................   20 31/32  12 13/16
Fourth......................................................   32 1/16  15 7/16

1999
First.......................................................   44 13/16  25 1/32
Second......................................................   72 9/32  30
Third.......................................................   72 3/16  52 1/16
Fourth......................................................  137 1/2  54 9/16

2000
First.......................................................  246     114 15/16
Second (through April 14, 2000).............................  219 1/16 122 1/4

     The closing price of Broadcom's Class A common stock on April 14, 2000 was $122 1/4.

     According to Broadcom's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as of March 24, 2000, there were 117,890,115 shares of Broadcom Class A common stock outstanding.

  JDS Uniphase

     JDS Uniphase's common stock is quoted on the NASDAQ National Market under the symbol "JDSU". The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for JDS Uniphase's common stock, as reported on the NASDAQ National Market, and adjusted to reflect 2 for 1 splits of the common stock on each of June 4, 1996, November 13, 1997, July 27, 1999, December 30, 1999 and March 13, 2000. JDS Uniphase has not declared or paid any dividends on its common stock during the periods indicated.

QUARTER                                                       HIGH    LOW
-------                                                       ----    ---
1995
First.......................................................     50/81   16/39
Second......................................................     31/42   31/54
Third.......................................................    1 11/64   59/91
Fourth......................................................    1 11/67   33/41

1996
First.......................................................    1 15/64   69/73
Second......................................................    2 7/32  1 1/6
Third.......................................................    2 41/64  1 3/11
Fourth......................................................    3 23/32  2 37/64

1997
First.......................................................    3 3/32  1 84/85
Second......................................................    3 15/19  2 8/41
Third.......................................................    5 1/43  3 50/81
Fourth......................................................    5 13/16  3 9/16

QUARTER                                                       HIGH    LOW
-------                                                       ----    ---
1998
First.......................................................    5 40/77  5 40/77
Second......................................................    7 7/8  7 7/8
Third.......................................................    7 7/8  7 7/8
Fourth......................................................    8 43/64  8 43/64

1999
First.......................................................   14 25/64  7 15/16
Second......................................................   20 3/4 13 13/64
Third.......................................................   29 9/64 19 31/49
Fourth......................................................   83 13/16 28 13/16

2000
First.......................................................  146 17/32 74 7/8
Second (through April 14, 2000).............................  121 7/8 79 5/8

     The closing price of JDS Uniphase's common stock on April 14, 2000 was $79 5/8.

     According to JDS Uniphase's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1999, as of January 31, 2000, there were 250,147,466 shares of JDS Uniphase common stock outstanding. In addition, as of such date, there were outstanding 105,973,567 Exchangeable Shares of JDS Uniphase Canada Ltd. which are exchangeable at any time into JDS Uniphase common stock on a one-for-one basis, entitle their holders to dividend and other rights economically equivalent to those of the common stock, and through a voting trust, vote at meetings of stockholders of JDS Uniphase.

  Level 3

     Level 3's common stock is quoted on the NASDAQ National Market under the symbol "LVLT". The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for Level 3's common stock, as reported on the NASDAQ National Market, and adjusted to reflect a 2 for 1 split of the common stock on August 10, 1998. Level 3 has not declared or paid any dividends on its common stock during the periods indicated.

QUARTER                                                       HIGH    LOW
-------                                                       ----    ---
1998
Second......................................................   37 1/8 24
Third.......................................................   42 1/8 29 25/32
Fourth......................................................   43 1/8 24

1999
First.......................................................   72 13/16 39 3/4
Second......................................................   93 1/16 60 1/16
Third.......................................................   67 7/8 46 7/8
Fourth......................................................   84 9/16 51 3/16

2000
First.......................................................  130 3/16 73 13/16
Second (through April 14, 2000).............................   98 1/2 69 5/16

     The closing price of Level 3's common stock on April 14, 2000 was $73 3/8.

     According to Level 3's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as of February 1, 2000, there were 341,772,589 shares of Level 3 common stock outstanding.

  QUALCOMM

     QUALCOMM's common stock is quoted on the NASDAQ National Market under the symbol "QCOM". The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for QUALCOMM's common stock, as reported on the NASDAQ National Market, and adjusted to reflect a 2 for 1 split of the common stock on May 11, 1999 and a 4 for 1 split of the common stock on December 31, 1999. QUALCOMM has not declared or paid any dividends on its common stock during the periods indicated.

QUARTER                                                       HIGH    LOW
-------                                                       ----    ---
1995
First.......................................................    4 19/64   2 5/8
Second......................................................    4 25/64   3 1/16
Third.......................................................    6 25/32   4 9/32
Fourth......................................................    5 59/64   4 15/32

1996
First.......................................................    6 7/64   4 31/64
Second......................................................    6 33/41   3 53/64
Third.......................................................    6 35/64   4 3/4
Fourth......................................................    5 3/4   4 17/32

1997
First.......................................................    7 57/64   4 59/64
Second......................................................    7 33/64   5 19/64
Third.......................................................    7 49/51   5 10/21
Fourth......................................................    8 7/8   5 8/11

1998
First.......................................................    7 2/15   5 3/4
Second......................................................    7 15/32   5 27/32
Third.......................................................    8 25/64   5 8/25
Fourth......................................................    7 24/83   4 57/64

1999
First.......................................................   15 35/64   6 53/57
Second......................................................   35 7/8  15 37/64
Third.......................................................   48 5/47  34 55/64
Fourth......................................................  176 1/8  46 45/64

2000
First.......................................................  179 5/16 110 9/16
Second (through April 14, 2000).............................  152 1/4 105 3/16

     The closing price of QUALCOMM's common stock on April 14, 2000 was $105 3/16.

     According to QUALCOMM's Annual Report on Form 10-K for the fiscal year ended September 26, 1999, as of November 15, 1999, there were 164,957,845 shares of QUALCOMM common stock outstanding.

  Siebel Systems

     Siebel Systems' common stock is quoted on the NASDAQ National Market under the symbol "SEBL". The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for Siebel Systems' common stock, as reported on the NASDAQ National Market, and adjusted to reflect 2 for 1 splits of the common stock on each of December 20, 1996, March 23, 1998 and

November 15, 1999. Siebel Systems has not declared or paid any dividends on its common stock during the periods indicated.

QUARTER                                                       HIGH    LOW
-------                                                       ----    ---
1996
Third.......................................................    5 23/32  2 29/32
Fourth......................................................    7 25/64  4 27/32

1997
First.......................................................    6 3/8  3 3/4
Second......................................................    8 1/16  3 5/16
Third.......................................................   10 41/64  7 37/64
Fourth......................................................   12 1/4  8 3/16

1998
First.......................................................   15 3/8 10 1/4
Second......................................................   16 1/8 10 24/25
Third.......................................................   17 15/16  9 3/8
Fourth......................................................   16 31/32  8 9/32

1999
First.......................................................   27 3/16 16 7/16
Second......................................................   33 5/32 16 3/16
Third.......................................................   38 1/32 25 3/16
Fourth......................................................   89 1/8 33 3/8

2000
First.......................................................  167 11/16 69
Second (through April 14, 2000).............................  126 13/16 86 9/16

     The closing price of Siebel Systems' common stock on April 14, 2000 was $86 9/16.

     According to Siebel Systems' Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as of February 10, 2000, there were 195,969,654 shares of Siebel Systems common stock outstanding.

  VERITAS

     VERITAS' common stock is quoted on the NASDAQ National Market under the symbol "VRTS". The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for VERITAS' common stock, as reported on the NASDAQ National Market, and adjusted to reflect a 2 for 1 split of the common stock on May 22, 1995 and 3 for 2 splits of the common stock on each of October 1, 1996, September 15, 1997, May 21, 1998, July 9, 1999,
November 22, 1999 and March 6, 2000. VERITAS has not declared or paid any dividends on its common stock during the periods indicated.

QUARTER                                                       HIGH    LOW
-------                                                       ----    ---
1995
First.......................................................     80/81   44/81
Second......................................................    1 43/81   71/76
Third.......................................................    1 88/91  1 37/62
Fourth......................................................    2 43/78  1 20/43

QUARTER                                                       HIGH    LOW
-------                                                       ----    ---
1996
First.......................................................    2 13/20  1 71/81
Second......................................................    3 17/70  2 5/38
Third.......................................................    4 27/41  1 43/50
Fourth......................................................    5 37/81  4 2/9

1997
First.......................................................    5 44/81  2 56/81
Second......................................................    5 5/18  2 23/54
Third.......................................................    7 5/18  5 1/81
Fourth......................................................    7 8/9  5 19/27

1998
First.......................................................    8 41/54  6 5/54
Second......................................................    9 23/35  7 11/18
Third.......................................................   12 11/12  9 1/3
Fourth......................................................   14 2/9  5 59/72

1999
First.......................................................   19 47/72 13 5/9
Second......................................................   21 7/12 14 1/4
Third.......................................................   35 2/3 20 31/36
Fourth......................................................   95 5/12 32 17/18

2000
First.......................................................  168 11/16 76 1/24
Second (through April 14, 2000).............................  126 1/4 82

     The closing price of VERITAS' common stock on April 14, 2000 was $82.

     According to VERITAS' Quarterly Report on Form 10-Q for the quarterly period ended March 30, 1999 (the most recent such report available as of the date of this Pricing Supplement), as of April 30, 1999, there were 48,194,733 shares of VERITAS common stock outstanding.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a Note. This summary supplements, and should be read in conjunction with, the section entitled "Certain United States Federal Income Tax Considerations" in the Prospectus Supplement.

     Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes, including the application to their particular situation of the United States federal income tax considerations discussed below and in the Prospectus Supplement.

TAX CHARACTERIZATION OF THE NOTES

     Each Note will be treated by Salomon Smith Barney Holdings for United States federal income tax purposes as a single debt instrument issued by Salomon Smith Barney Holdings that is subject to United States Treasury regulations governing contingent debt instruments (the "Contingent Debt Regulations"). Moreover, each holder, by accepting a Note, agrees to this treatment of the Note and to report all income (or loss) with respect to the Note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each Note as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto.

  United States Holders

     Taxation of Interest. A United States holder (as such term is defined in the Prospectus Supplement) of a Note will recognize income (or loss) on a Note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a "noncontingent bond method" to determine accruals of income, gain, loss and deduction with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a United States holder of a Note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of 7.2250% (the "comparable yield"). Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a United States holder of a Note will be assumed to be entitled to receive, in respect of each Note, semi-annual payments of interest at a rate of 0.25 percent, as well as a payment of $404.55 at maturity, or upon exchange or redemption (the "Assumed Exchange Amount"). The Assumed Exchange Amount is calculated as the amount required to produce the comparable yield when combined with the semi-annual payments of interest made in respect of a Note, taking into account the Note's issue price.

     The comparable yield and the Assumed Exchange Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Salomon Smith Barney Holdings with respect to the actual yield of, or payment to be made in respect of, a Note. The comparable yield and the Assumed Exchange Amount do not necessarily represent Salomon Smith Barney Holdings's expectations regarding such yield, the amount of such payment, or whether Salomon Smith Barney Holdings will exercise its Call Right or any holder will exercise its Exchange Right.

     Each Note will be issued at par. However, there will be original issue discount for United States federal income tax purposes ("Tax OID") because Tax OID must be accrued at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, a United States holder of a Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the Note for all days during the taxable year that the United States holder owns the Note. As a result, a United States holder of a Note that employs the cash method of tax accounting will be required to include amounts in respect of Tax OID accruing on a Note in taxable income each year, even though cash payments will be made with respect to the Notes only upon Interest Payment Dates, at maturity, or upon exchange or redemption.

     The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a Note allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of a Note at the beginning of the accrual period by the comparable yield of a Note (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrual periods. Based upon the comparable yield, if a United States holder who employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a Note at original issue for $1,000 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the Note (in excess of accrued semi-annual interest income) for each of the following periods:
$49.1136 in 2000, $73.2965 in 2001, $78.5921 in 2002, $84.2704 in 2003, $90.6134
in 2004 and $28.6632 in 2005.

     Disposition (including Exchange) of the Notes. When a United States holder sells, exchanges or otherwise disposes of a Note (including upon repayment of the Note at maturity or upon the exercise by Salomon Smith Barney Holdings of its Call Right or the holder of its Exchange Right) (a "disposition"), the United States holder's gain (or loss) on such disposition will equal the difference between the amount received by the United States holder for the Note (including, for this purpose, (a) in the case of an Exchange Amount, the fair market value of the Underlying Securities received or (b) in the case of the Call Price, the amount of cash received) and the United States holder's tax basis in the Note. A United

States holder's tax basis (i.e., adjusted cost) in a Note will be equal to the United States holder's original purchase price for such Note, plus any Tax OID accrued by the United States holder and less the amount of any payments received by the holder while holding the Note. If the Call Right or the Exchange Right is exercised, respectively, by Salomon Smith Barney Holdings or the United States holder and the Exchange Amount or the Call Price, as the case may be, exceeds the Assumed Exchange Amount, the United States holder will be required to include such excess in income as ordinary interest at maturity, or upon exchange or redemption. Alternatively, if the Call Right or the Exchange Right is exercised and the Exchange Amount or the Call Price, as the case may be, is less than the Assumed Exchange Amount, or if neither the Call Right nor the Exchange Right is exercised, the difference between the Assumed Exchange Amount and the Exchange Amount or the Call Price or the amount paid at maturity, as the case may be, will be treated as an offset to any interest otherwise includible in income by the United States holder with respect to the Note for the taxable year in which maturity, exchange or redemption occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the United States holder as an ordinary loss.

     Any gain realized by a United States holder on a disposition will be treated as ordinary interest income. Any loss realized by a United States holder on a disposition will be treated as an ordinary loss to the extent of the United States holder's Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss. An individual United States holder generally will be allowed a deduction for any such ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a United States holder will be a long-term capital loss if such United States holder has held such Note for more than one year, and a short-term capital loss in other cases.

     A United States holder's tax basis in the Underlying Securities received upon an exchange of Notes for the Exchange Amount will equal the fair market value of those Underlying Securities.

  Non-United States Holders

     The discussion in the Prospectus Supplement under the heading "Certain United States Federal Income Tax Considerations -- Non-United States Holders" refers to Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to non-United States persons. Such regulations are described in the Prospectus Supplement as being effective as of December 31, 1998. The effective date of the regulations has been deferred until December 31, 2000.

                                 ERISA MATTERS

     The purchaser, by its purchase or other acquisition of Notes, is deemed to represent that such purchaser is not an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or any government or other plan subject to Federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ("ERISA Plan"). Any plan that is subject to
Section 4975(e)(1) of the Code that is not an ERISA Plan (for example, individual retirement accounts, individual retirement annuities or Keogh Plans) will be deemed to have represented, by its purchase or other acquisition of the Notes, that such purchase, acquisition, holding and subsequent disposition of such Notes and the transactions contemplated hereby do not constitute a prohibited transaction under Section 4975 of the Code.

                                                                       EXHIBIT A

                          OFFICIAL NOTICE OF EXCHANGE

                 DATED: [                    ,                ]

                       [Must be on or after May 18, 2000]

Citibank, N.A., as                                 Salomon Smith Barney Inc., as
  Paying Agent                                     Calculation Agent
111 Wall Street, 5th. Floor                        390 Greenwich Street
Global Agency & Trust Services                     New York, New York 10013
New York, NY 10005                                 Attn: Structured Products/Equity Derivatives
Attention: Sebastian Andrieszyn                      Group
Phone: (212) 657-9055                              Phone: (212) 723-7349
Fax: (212) 825-3483                                Fax: (212) 723-8732

Ladies and Gentlemen:

     The undersigned holder of the 0.25% Notes Exchangeable for a Basket of Selected Technology Stocks, Due 2005 (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this notice is received after 11:00 a.m. on any Trading Day by either the Calculation Agent or the Paying Agent, as of the next Trading Day), provided that such day is prior to the earliest of (i) April 12, 2005, (ii) the Call Date, and (iii) in the event of a call for cash at the Call Price, the Company Notice Date, the holder's Exchange Right as described in the Pricing Supplement dated April 17, 2000 relating to the Notes (the "Pricing Supplement"). Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement.

     Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Salomon Smith Barney Holdings shall cause our affiliate, Salomon Smith Barney Inc., to deliver the required number of Underlying Securities to the Paying Agent through the facilities of DTC; the Paying Agent will in turn be obligated to deliver the required number of Baskets of Underlying Securities three Business Days after the Exchange Date in accordance with the delivery instructions set forth below, as long as the Paying Agent has received delivery of the Notes being exchanged on the Exchange Date.

                                          Very truly yours,

                                          --------------------------------------
                                          [Name of Holder]

                                          By:
                                          --------------------------------------
                                          [Title]

                                          --------------------------------------
                                          [Fax No.]

                                          $
                                          --------------------------------------
                                          Principal Amount of Notes being
                                          Exchanged
                                          [must be $1,000 or integral multiple
                                          thereof]

Delivery Instructions
for Baskets of Underlying Securities:

---------------------------------------------------------

---------------------------------------------------------

---------------------------------------------------------

Receipt of the above Official Notice of
Exchange is hereby acknowledged:

SALOMON SMITH BARNEY INC., as Calculation Agent
CITIBANK, N.A., as Paying Agent.

By: CITIBANK, N.A., as Paying Agent.

By:
---------------------------------------------------
Name:
Title:

Date and Time of Acknowledgement:
---------------------------------------------

                                       A-2